Board of Directors
Design Source, Inc.
Chapel Hill, NC

CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS

We consent to the use of our report dated August 31, 2005, on the financial statements of Design Source, Inc. as of March 31, 2005 and the period then ended, and the inclusion of our name under the heading "Experts" in the Form SB-2 Registration Statement filed with the Securities and Exchange Commission.

WILLIAMS & WEBSTER, P.S.

Williams & Webster, P.S.
Spokane, Washington

April 17, 2006